UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 20, 2016

Symantec Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On November 20, 2016, Symantec Corporation (the “Company”), L1116 Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and LifeLock, Inc., a Delaware corporation (“LifeLock”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into LifeLock (the “Merger”), with LifeLock continuing as the surviving corporation and as a wholly owned subsidiary of the Company.

Pursuant to the terms of the Merger Agreement and subject to the conditions therein, at the effective time of the Merger, each share of common stock of LifeLock, par value $0.001 per share, (the “Common Stock”) issued and outstanding as of immediately prior to the effective time (other than shares held by (1) the Company, Merger Sub, LifeLock (including shares held in treasury) or their respective subsidiaries; and (2) LifeLock stockholders who have properly and validly exercised and perfected appraisal rights under Delaware law) will be cancelled and automatically converted into the right to receive cash in an amount equal to $24.00, without interest thereon (the “Per Share Amount”). In addition, subject to certain exceptions, unvested option awards and unvested restricted stock unit awards of LifeLock will be converted (pursuant to an exchange ratio determined based on the Company’s stock price at closing) into corresponding awards that are subject to shares of Company common stock, with generally the same terms and conditions applicable to the original awards. All shares of Common Stock underlying vested option awards and vested restricted stock unit awards will be converted into the right to receive the Per Share Amount (or, in the case of an option award, the spread between the Per Share Amount and the applicable exercise price).

Consummation of the Merger is subject to certain conditions, including (1) the receipt of the necessary approval from LifeLock’s stockholders; (2) the expiration or termination of any waiting periods under the Hart-Scott-Rodino Act; and (3) the absence of any law or order restraining, enjoining or otherwise prohibiting consummation of the Merger. Each of the Company’s and LifeLock’s obligation to consummate the Merger is also subject to certain additional customary conditions, including (1) subject to specific standards, the accuracy of the representations and warranties of the other party; (2) performance in all material respects by the other party of its obligations under the Merger Agreement; and (3) in the case of the Company only, the absence of a material adverse effect with respect to LifeLock.

The Company and LifeLock have each made customary representations and warranties in the Merger Agreement and have agreed to various customary covenants and agreements, including, among others, an agreement by LifeLock regarding the operation of the business of LifeLock and its subsidiaries prior to the closing of the Merger. LifeLock is also subject to customary restrictions on its ability to solicit acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, prior to the receipt of the approval of the Merger from LifeLock’s stockholders, the solicitation restrictions are subject to a customary “fiduciary out” provision that allows LifeLock, under certain circumstances, to provide information to, and enter into discussions or negotiations with, third parties with respect to an acquisition proposal if LifeLock’s Board of Directors determines in good faith that such acquisition proposal either constitutes, or is reasonably expected to lead to, a superior proposal and that the failure to do so would be reasonably expected to be inconsistent with its fiduciary duties under applicable law.

The Merger Agreement contains certain termination rights for the Company and LifeLock. LifeLock will be required to pay the Company a termination fee of $87.5 million if the Merger Agreement is terminated by (1) the Company if LifeLock’s Board of Directors withholds, withdraws, amends, qualifies or modifies, or publicly proposes to withhold, withdraw, amend, qualify or modify, its recommendation of the Merger; or (2) LifeLock in connection with LifeLock accepting a superior proposal prior to the receipt of approval of the Merger from LifeLock’s stockholders. The termination fee will also be payable by LifeLock to the Company in certain circumstances if the Merger Agreement is terminated and prior to such termination (but after the date of the Merger Agreement) an acquisition proposal is made or renewed publicly disclosed and within one year after such termination of the Merger Agreement, LifeLock consummates an acquisition transaction or enters into a definitive agreement providing for an acquisition transaction and such acquisition transaction is subsequently consummated

(whether such consummation occurs before or after the one-year anniversary of such termination). The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1, to the Form 8-K filed by LifeLock on November 21, 2016 and is incorporated herein by reference.

In connection with the execution of the Merger Agreement, the Company entered into a support agreement (“Support Agreement”) with each of Hilary Schneider, Todd Davis, Bessemer Venture Partners and David Cowan. The Support Agreements provide that the signatories thereto will generally vote their shares of Common Stock in favor of adoption of the Merger Agreement. The Support Agreements terminate on the earlier of the termination of the Merger Agreement in accordance with its terms and the effective time.

The foregoing description of the Support Agreements is qualified in its entirety by reference to the full text of the form of Support Agreement, which is attached hereto as Exhibit 2.02 and incorporated herein by reference.

The Merger Agreement, the Support Agreement and the above description have been included to provide investors and securityholders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company, LifeLock, Merger Sub or their respective subsidiaries or affiliates or stockholders. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors or securityholders. Investors and securityholders should be aware that the representations, warranties and covenants or any description thereof may not reflect the actual state of facts or condition of the Company, LifeLock, Merger Sub or any of their respective subsidiaries, affiliates, businesses, or stockholders. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement. Accordingly, investors and securityholders should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about the Company and its subsidiaries that the Company includes in reports, statements and other filings it makes with the U.S. Securities and Exchange Commission (the “SEC”).

Financing Letters

In connection with the execution of the Merger Agreement, on November 20, 2016, the Company entered into a commitment and engagement letter (the “Commitment Letter”) with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Market Inc., JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC (together with its designated affiliates, “Commitment Parties”), pursuant to which, among other things, the Commitment Parties committed to provide a senior bridge loan facility (the “Bridge Loan Facility”) in an aggregate amount of $750 million. The commitments of the Commitment Parties to provide the Bridge Loan Facility are subject to customary conditions, including the consummation of the Merger, absence of a Company Material Adverse Effect (as defined in the Merger Agreement) with respect to LifeLock, the execution and delivery of definitive loan documentation, the accuracy of certain specified representations and other customary closing conditions.

Certain of the Commitment Parties who are existing lenders of the Company have agreed to consent to amend (the “Credit Facility Amendments”) the Company’s existing amended and restated credit agreement, dated as of August 1, 2016, by and among the Company and the existing lenders party thereto and the existing term loan agreement, dated as of August 1, 2016, by and among a subsidiary of the Company and the existing lenders party thereto, among other things, modify certain financial covenants and related definitions, which amendments are expected to be sought and effected as soon as practical and no later than December 1, 2016. The failure of the Credit Facility Amendments to be approved shall not release the Commitment Parties from their commitments to provide the Bridge Loan Facility or affect the Company’s ability to consummate the Merger in accordance with the terms of the Merger Agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

2.01	Agreement and Plan of Merger, dated as of November 20, 2016, by and among Symantec Corporation, L1116 Merger Sub, Inc. and LifeLock, Inc.* (incorporated by reference to Exhibit 2.1 to the Form 8-K filed by LifeLock with the SEC on November 21, 2016).

2.02	Form of Support Agreement.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Symantec Corporation agrees to furnish supplementally to the SEC a copy of any omitted schedule upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation

Date: November 21, 2016	By:	/s/ Scott C. Taylor
Scott C. Taylor
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

2.01	Agreement and Plan of Merger, dated as of November 20, 2016, by and among Symantec Corporation, L1116 Merger Sub, Inc. and LifeLock, Inc.* (incorporated by reference to Exhibit 2.1 to the Form 8-K filed by LifeLock with the SEC on November 21, 2016).

2.02	Form of Support Agreement.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Symantec Corporation agrees to furnish supplementally to the SEC a copy of any omitted schedule upon request.